Exhibit 4.3

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATES IN THE UNITED STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

CONVERTIBLE PROMISSORY NOTE

([INITIAL][SUBSEQUENT] CLOSING)

Note Series:	2026A

Note Number:

Date of Note:

Principal Amount of Note:	$

For value received Latigo Biotherapeutics, Inc., a Delaware corporation (the “Company”), promises to pay to the undersigned holder or such party’s assigns (the “Holder”) the principal amount set forth above with simple interest on the outstanding principal amount at the rate of 5% per annum. Interest shall commence with the date hereof and shall continue on the outstanding principal amount until paid in full or converted. Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed. All unpaid interest and principal shall be due and payable upon request of the Majority Holders (as defined below) on or after June 17, 2027 (the “Maturity Date”).

1. Basic Terms.

(a) Series of Notes. This convertible promissory note (the “Note”) is issued as part of a series of notes designated by the Note Series above (collectively, the “Notes”), and having an aggregate principal amount not to exceed $55,000,000 and issued in a series of multiple closings to certain investors (such investors, collectively the “Holders”). The Company shall maintain a ledger of all Holders.

(b) [Closings.

(i) Initial Closing. On the date hereof (the “Initial Closing”), the Company shall issue to the Holders, and the Holders shall purchase, Notes totaling an aggregate principal amount of $35,000,000.

(ii) Subsequent Closing. After the date hereof, each Holder has committed to purchase an additional Note in a subsequent closing (the “Subsequent Closing”), in the principal amount set forth opposite such Holder’s name in the “Subsequent Commitment” column on EXHIBIT A (“Subsequent Commitment”) attached hereto, subject to the conditions set forth in this Section 1(b)(ii). The total aggregate principal amount of Notes sold in the Subsequent Closing shall not exceed $20,000,000.

At the Subsequent Closing, and subject to the conditions set forth in this Section 1(b)(ii), the Company shall issue and sell to the Holder, and the Holder shall purchase from the Company, on the same terms and conditions as those contained in this Note, an additional Note in a principal amount equal to the Subsequent Commitment applicable to such Holder. The Subsequent Closing shall occur on a date and time specified by the vote or written consent of the Company’s Board of Directors (the “Board”), which shall include a majority of the Preferred Directors (as defined in the Company’s Amended and Restated Certificate of Incorporation, as amended and/or restated from time to time) and Independent Directors (defined below) then serving (collectively, the “Requisite Board Majority”); provided, that the Subsequent Closing shall occur no later than the earlier of (1) the closing of the Company’s first underwritten public offering of its common stock under the Act (“IPO”) or (2) March 31, 2027 (such earlier event, the “Triggering Event”); and, provided further, that the Subsequent Closing shall occur within ten (10) business days, but no earlier than five (5) business days, after delivery of a written notice from the Company (the “Subsequent Closing Notice”) to each of the Holders (x) confirming that the Requisite Board Majority has approved the occurrence of the Subsequent Closing to occur in advance of or in connection with the Triggering Event and (y) setting forth (A) the date of the Subsequent Closing and (B) such Holder’s Subsequent Commitment to be purchased at the Subsequent Closing. In the event that a Holder does not purchase its Subsequent Commitment in full at or prior to the Subsequent Closing, then such Holder shall be deemed a defaulting Holder (a “Defaulting Holder”). If a Holder becomes a Defaulting Holder by failing to purchase its respective Subsequent Commitment in full at or prior to the Subsequent Closing pursuant to this Section 1(b)(ii), then each non-Defaulting Holder that has purchased its respective Subsequent Commitment (each, a “Complying Holder”) in full at or prior to the Subsequent Closing shall have an option to purchase, and the Company shall sell to such Complying Holder, up to its pro rata percentage (based on the Subsequent Commitment of such Complying Holder at the Subsequent Closing compared to the total Subsequent Commitments of all Complying Holders at the Subsequent Closing (the “Final Pro Rata Commitment Amount”)) of the principal amount that the Defaulting Holder(s) failed to purchase at the Subsequent Closing, pursuant to the following procedure. The Company shall (a) ascertain the principal amount that was not purchased (the “Remaining Subsequent Closing Total”) and (b) send a notice no later than two (2) days following the Subsequent Closing (a “Final Funding Notice”) to each Complying Holder indicating (A) the Remaining Subsequent Closing Total, (B) the Final Pro Rata Commitment Amount that each Complying Holder has the right, but not the obligation, to purchase, and (C) the proposed date (a “Final Funding Date”) on which the Company proposes to issue and sell Notes reflecting the Remaining Subsequent Closing Total to the Complying Holders, which Final Funding Date shall be no fewer than five (5) days after the delivery of such Final Funding Notice. Prior to the applicable Final Funding Date, each Complying Holder shall indicate in writing to the Company the amount of the Remaining Subsequent Closing Total, if any, that such Complying Holder would like to purchase (each Complying Holder electing to purchase being referred to herein as a “Participating Holder”), which amount may exceed such Complying Holder’s Final Pro Rata Commitment Amount (such excess amount, the “Oversubscription Amount”). If one or more Complying Holders declines to exercise its option to purchase such additional Notes, or elects to purchase less than such Complying Holder’s Final Pro Rata Commitment Amount, then such rejected principal amount shall automatically be deemed to be accepted by the Participating Holders that specified an Oversubscription Amount in their respective notices delivered to the Company, allocated among such Participating Holders in proportion to their respective pro rata percentages; provided, that in no event shall an amount greater than a Participating Holder’s Oversubscription Amount be allocated to such Participating Holder. On the applicable Final Funding Date, the Company shall issue and each Participating Holder shall purchase, on the same terms and conditions as those contained in this Note, an additional Note for the principal amount allocated to such Participating Holder. Notwithstanding the foregoing, in the event the Triggering Event is the IPO, the Final Funding Date shall be no later than the closing date of the IPO. Each Holder’s right to purchase and the Company’s obligation to sell a Note with respect to any portion of the Remaining Subsequent Closing Total that remains unsold shall automatically terminate upon the occurrence of the Triggering Event. For purposes of this Section 1(b)(ii), “Independent Directors” means the directors of the Board who are neither (x) designated by a specific stockholder of the

Company nor (y) an officer of the Company.][Reserved.]1

(c) Payments. All payments of interest and principal shall be in lawful money of the United States of America and shall be made pro rata among all Holders. All payments shall be applied first to accrued interest, and thereafter to principal.

(d) Prepayment. The Company may not prepay this Note without the written consent of the Holders of a majority of the outstanding principal amount of the Notes (the “Majority Holders”).

2. Conversion and Repayment.

(a) Conversion upon a Qualified Financing. In the event that the Company issues and sells shares of its preferred stock to investors (the “Investors”) while this Note remains outstanding in a preferred stock financing with total proceeds to the Company of not less than $50,000,000 (excluding the conversion of the Notes or other convertible securities issued for capital raising purposes (e.g., Simple Agreements for Future Equity)) (a “Qualified Financing”), then the outstanding principal amount of this Note and any unpaid accrued interest shall automatically convert in whole without any further action by the Holder into preferred stock sold in the Qualified Financing at a conversion price per share equal to the lowest cash price paid per share for preferred stock by the Investors in the Qualified Financing. The issuance of preferred stock pursuant to the conversion of this Note shall be upon and subject to the same terms and conditions applicable to preferred stock sold in the Qualified Financing.

(b) Conversion upon an IPO. In the event that the Company issues and sells shares of its common stock while this Note remains outstanding in the IPO, then the outstanding principal amount of this Note and any unpaid accrued interest shall automatically convert in whole without any further action by the Holder into shares of common stock at a conversion price per share equal to the cash price paid per share for common stock by investors in the IPO.

(c) Change of Control. If the Company consummates a Change of Control (as defined below) while this Note remains outstanding, the Company shall repay the Holder in cash in an amount equal to (i) the outstanding principal amount of this Note plus any unpaid accrued interest on the original principal, plus (ii) a repayment premium equal to 100% of the outstanding principal amount of this Note. For purposes of this Note, a “Change of Control” means (i) a consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of the Company immediately prior to such consolidation, merger or reorganization continue to represent a majority of the voting power of the surviving entity immediately after such consolidation, merger or reorganization; (ii) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred; (iii) the sale or transfer of all or substantially all of the Company’s assets, or the exclusive license of all or substantially all of the Company’s material intellectual property; or (iv) any other Deemed Liquidation Event (as defined the Company’s Amended and Restated Certificate of Incorporation); provided that a Change of Control shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor, indebtedness of the Company is cancelled or converted or a combination thereof. The Company shall give the Holder notice of a Change of Control not less than 10 days prior to the anticipated date of consummation of the Change of Control. Any repayment pursuant to this paragraph in connection with a Change of Control shall be subject to any required tax withholdings, and may be made by the Company (or any party to such Change of Control or its agent) following the Change of Control in connection with payment procedures established in connection with such Change of Control.

[1]	Note to Draft: Section 1(b) will only be included in the Notes issued at the Initial Closing. Notes issued at the Subsequent Closing will say “[Reserved.]” instead and will omit Exhibit A entirely.

(d) Procedure for Conversion. In connection with any conversion of this Note into capital stock, the Holder shall surrender this Note to the Company and deliver to the Company any documentation reasonably required by the Company (including, in the case of a Qualified Financing, all financing documents executed by the Investors in connection with such Qualified Financing). The Company shall not be required to issue or deliver the capital stock into which this Note may convert until the Holder has surrendered this Note to the Company and delivered to the Company any such documentation. Upon the conversion of this Note into capital stock pursuant to the terms hereof, in lieu of any fractional shares to which the Holder would otherwise be entitled, the Company shall pay the Holder cash equal to such fraction multiplied by the price at which this Note converts.

(e) Interest Accrual. If a Change of Control, Qualified Financing or IPO is consummated, all interest on this Note shall be deemed to have stopped accruing as of a date selected by the Company that is up to five (5) days prior to the consummation of such Change of Control or Qualified Financing or the closing of such IPO.

3. Representations and Warranties.

(a) Representations and Warranties of the Company. The Company hereby represents and warrants to the Holder as of the date hereof as follows:

(i) Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power to own and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the Company or its business (a “Material Adverse Effect”).

(ii) Corporate Power. The Company has all requisite corporate power to issue this Note and to carry out and perform its obligations under this Note. The Board has approved the issuance of this Note based upon a reasonable belief that the issuance of this Note is appropriate for the Company after reasonable inquiry concerning the Company’s financing objectives and financial situation.

(iii) Authorization. All corporate action on the part of the Company, the Board and the Company’s stockholders necessary for the issuance and delivery of this Note has been taken. This Note constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, the relief of debtors and, with respect to rights to indemnity, subject to federal and state securities laws. Any securities issued upon conversion of this Note (the “Conversion Securities”), when issued in compliance with the provisions of this Note, will be validly issued, fully paid, nonassessable, free of any liens or encumbrances and issued in compliance with all applicable federal and securities laws.

(iv) Governmental Consents. All consents, approvals, orders or authorizations of, or registrations, qualifications, designations, declarations or filings with, any governmental authority required on the part of the Company in connection with issuance of this Note has been obtained.

(v) Compliance with Laws. To its knowledge, the Company is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties, which violation of which would have a Material Adverse Effect.

(vi) Compliance with Other Instruments. The Company is not in violation or default of any term of its certificate of incorporation or bylaws, or of any provision of any mortgage, indenture or contract to which it is a party and by which it is bound or of any judgment, decree, order or writ, other than such violation(s) that would not have a Material Adverse Effect. The execution, delivery and performance of this Note will not result in any such violation or be in conflict with, or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, decree, order or writ or an event that results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties. Without limiting the foregoing, the Company has obtained all waivers reasonably necessary with respect to any preemptive rights, rights of first refusal or similar rights, including any notice or offering periods provided for as part of any such rights, in order for the Company to consummate the transactions contemplated hereunder without any third party obtaining any rights to cause the Company to offer or issue any securities of the Company as a result of the consummation of the transactions contemplated hereunder.

(vii) No “Bad Actor” Disqualification. The Company has exercised reasonable care to determine whether any Company Covered Person (as defined below) is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii), as modified by Rules 506(d)(2) and (d)(3), under the Act (“Disqualification Events”). To the Company’s knowledge, no Company Covered Person is subject to a Disqualification Event. The Company has complied, to the extent required, with any disclosure obligations under Rule 506(e) under the Act. For purposes of this Note, “Company Covered Persons” are those persons specified in Rule 506(d)(1) under the Act; provided, however, that Company Covered Persons do not include (A) any Holder, or (B) any person or entity that is deemed to be an affiliated issuer of the Company solely as a result of the relationship between the Company and any Holder.

(viii) Offering. Assuming the accuracy of the representations and warranties of the Holder contained in subsection (b) below, the offer, issue and sale of this Note and the Conversion Securities (collectively, the “Securities”) are and will be exempt from the registration and prospectus delivery requirements of the Act, and have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.

(ix) Use of Proceeds. The Company shall use the proceeds of this Note solely for the operations of its business, and not for any personal, family or household purpose.

(x) Sanctions. Neither the Company, nor any of the Company’s officers or directors is a Sanctioned Party (as defined below). The Company agrees to promptly notify the Holder in the event the Company, or any of its officers or directors, becomes a Sanctioned Party. “Sanctioned Party” means any person with whom dealings are prohibited pursuant to applicable U.S. and non-U.S. laws, regulations, and executive orders relating to economic or trade sanctions, including: (A) any person listed on the United States Department of the Treasury’s Office of Foreign Assets Control’s Specially Designated Nationals (“SDN”) and Blocked Persons List, Foreign Sanctions Evaders List, or other U.S. or non-U.S. government restricted parties lists of a similar nature; or (B) any entity that is directly or indirectly fifty percent (50%) or more owned, individually or in the aggregate, or controlled, by one or more persons described in clause (A); or (C) any person organized, located, or ordinarily resident in any country or region that is (or the government of which is) the subject or target of a comprehensive embargo under any applicable U.S. and non-U.S. laws, regulations, and executive orders relating to economic or trade sanctions (currently, Cuba, Iran, North Korea, Syria, and the Crimea, Donetsk People’s Republic, and Luhansk People’s Republic regions of Ukraine).

(xi) Senior Indebtedness. The Company does not have any Senior Indebtedness. “Senior Indebtedness” shall mean, unless expressly subordinated to or made on a parity with the amounts due under this Note, all amounts due in connection with (i) indebtedness of the Company to banks or other lending institutions regularly engaged in the business of lending money (excluding venture capital, investment banking or similar institutions and their affiliates, which sometimes engage in lending activities but which are primarily engaged in investments in equity securities), and (ii) any such indebtedness or any debentures, notes or other evidence of indebtedness issued in exchange for such Senior Indebtedness, or any indebtedness arising from the satisfaction of such Senior Indebtedness by a guarantor.

(b) Representations and Warranties of the Holder. The Holder hereby represents and warrants to the Company as of the date hereof as follows:

(i) Purchase for Own Account. The Holder is acquiring the Securities solely for the Holder’s own account and beneficial interest for investment and not for sale or with a view to distribution of the Securities or any part thereof, has no present intention of selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the same, and does not presently have reason to anticipate a change in such intention.

(ii) Information and Sophistication. Without lessening or obviating the representations and warranties of the Company set forth in subsection (a) above, the Holder hereby: (A) acknowledges that the Holder has received all the information the Holder has requested from the Company, (B) represents that the Holder has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities and (C) further represents that the Holder has such knowledge and experience in financial and business matters that the Holder is capable of evaluating the merits and risk of this investment.

(iii) Ability to Bear Economic Risk. The Holder acknowledges that investment in the Securities involves a high degree of risk, and represents that the Holder is able, without materially impairing the Holder’s financial condition, to hold the Securities for an indefinite period of time and to suffer a complete loss of the Holder’s investment.

(iv) Further Limitations on Disposition. Without in any way limiting the representations set forth above, the Holder further agrees not to make any disposition of all or any portion of the Securities unless and until:

(1) There is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(2) The Holder shall have notified the Company of the proposed disposition and furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by the Company, the Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration under the Act or any applicable state securities laws; provided that no such opinion shall be required for dispositions in compliance with Rule 144 under the Act, except in unusual circumstances.

(3) Notwithstanding the provisions of paragraphs (1) and (2) above, no such registration statement or opinion of counsel shall be necessary for a transfer by the Holder to an affiliate, a partner (or retired partner) or member (or retired member) of the Holder in accordance with partnership or limited liability company interests, or transfers by gift, will or intestate succession to any spouse or lineal descendants or ancestors, if all transferees agree in writing to be subject to the terms hereof to the same extent as if they were the Holders hereunder.

(v) Accredited Investor Status. The Holder is an “accredited investor” as such term is defined in Rule 501 under the Act.

(vi) No “Bad Actor” Disqualification. The Holder represents and warrants that neither (A) the Holder nor (B) to the Holder’s knowledge, any entity that controls the Holder or is under the control of, or under common control with, the Holder, is subject to any Disqualification Event, except for Disqualification Events covered by Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Act and disclosed in writing in reasonable detail to the Company. The Holder represents that the Holder has exercised reasonable care to determine the accuracy of the representation made by the Holder in this paragraph.

(vii) Foreign Investors. If the Holder is not a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”)), the Holder hereby represents that the Holder has satisfied itself as to the full observance of the laws of the Holder’s jurisdiction in connection with any invitation to subscribe for the Securities or any use of this Note, including (A) the legal requirements within the Holder’s jurisdiction for the purchase of the Securities, (B) any foreign exchange restrictions applicable to such purchase, (C) any governmental or other consents that may need to be obtained, and (D) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Securities. The Holder’s subscription, payment for and continued beneficial ownership of the Securities will not violate any applicable securities or other laws of the Holder’s jurisdiction.

(viii) Sanctions. Neither the Holder, nor, to the Holder’s knowledge, any of the Holder’s officers, directors, employees, agents, stockholders or partners, is a Sanctioned Party. The Holder shall not contribute or otherwise make available any capital or other funds: (1) that to the Holder’s knowledge, originate or are otherwise derived from, directly or indirectly, a Sanctioned Party; or (2) the acceptance of which by the Company would be reasonably expected to result in a violation by the Company of applicable laws and regulations pertaining to trade and economic sanctions.

(ix) Forward-Looking Statements. With respect to any forecasts, projections of results and other forward-looking statements and information provided to the Holder, the Holder acknowledges that such statements were prepared based upon assumptions deemed reasonable by the Company at the time of preparation. There is no assurance that such statements will prove accurate, and the Company has no obligation to update such statements.

4. Events of Default.

(a) If there shall be any Event of Default (as defined below) hereunder, at the option and upon the declaration of the Majority Holders and upon written notice to the Company, this Note shall accelerate and all principal and unpaid accrued interest shall become due and payable; provided, however, that with respect to subsections (ii) and (iii) below, the occurrence of such an Event of Default shall be automatic and no election or notice shall be required to give effect to this Section 4(a). The occurrence of any one or more of the following shall constitute an “Event of Default”:

(i) The Company fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any unpaid accrued interest or other amounts due under this Note on the date the same becomes due and payable;

(ii) The Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

(iii) An involuntary petition is filed against the Company (unless such petition is dismissed or discharged within 60 days under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee or assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company).

(b) In the event of any Event of Default hereunder, the Company shall pay all reasonable attorneys’ fees and court costs incurred by the Holder in enforcing and collecting this Note.

5. Miscellaneous Provisions.

(a) Waivers. The Company hereby waives demand, notice, presentment, protest and notice of dishonor.

(b) Further Assurances. The Holder agrees and covenants that at any time and from time to time the Holder will promptly execute and deliver to the Company such further instruments and documents and take such further action as the Company may reasonably require in order to carry out the full intent and purpose of this Note and to comply with state or federal securities laws or other regulatory approvals.

(c) Transfers of Notes. This Note may be transferred only upon its surrender to the Company for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, this Note shall be reissued to, and registered in the name of, the transferee, or a new Note for like principal amount and interest shall be issued to, and registered in the name of, the transferee. Interest and principal shall be paid solely to the registered holder of this Note. Such payment shall constitute full discharge of the Company’s obligation to pay such interest and principal.

(d) Market Standoff. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company for its own behalf of shares of its common stock or any other equity securities under the Act, on a registration statement on Form S-1, and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days, or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports, and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in applicable FINRA rules, or any successor provisions or amendments thereto), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for common stock held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap, hedging, or other transaction or arrangement that transfers, or is designed to transfer, to another, in whole or in part, any of the economic consequences of ownership, directly or indirectly, of such securities, whether or not any such transaction or arrangement described in clause (i) or (ii) above is to be settled by delivery of common stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 5(d) shall apply only to the IPO and shall not apply to any securities acquired by the Holder in or subsequent to the IPO, or to the sale of any shares to an underwriter pursuant to an underwriting agreement or to the establishment of a trading plan pursuant to Rule 10b5-1, provided that such plan does not permit transfers during the restricted period, the sale of any shares pursuant a 10b5-1 plan, or the transfer of any shares to any affiliate of the Holder or to any trust for the direct or indirect benefit of the Holder or one or more of the Holder’s immediate family members, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, and shall be applicable to the Holders only if all officers and directors of the Company are subject to the same restrictions and the Company uses commercially reasonable efforts to obtain a similar agreement from all stockholders individually owning more than one percent (1%) of the Company’s outstanding common stock (after giving effect to conversion into common stock of all outstanding preferred stock). Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 5(d) or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Company stockholders that are subject to such agreements, based on the number of shares subject to such agreements.

(e) Amendment and Waiver. Any term of this Note, other than the “Principal Amount of Note”, the interest rate, the “Subsequent Commitment Amount” or this Section 5(e), may be amended or waived only with the written consent of the Company and the Majority Holders; provided, however, that (i) if any such amendment or waiver would adversely affect the Holder in a manner that is disproportionate to its effects on the holders of other Notes, then such amendment or waiver shall also require the prior written consent of the Holder, (ii) the principal amount of, and interest rate applicable to, this Note may not be amended, terminated or waived without the prior written consent of the Holder and (iii) the Holder’s “Subsequent Commitment Amount” may not be amended without the prior written consent of the Holder. Upon the effectuation of such waiver or amendment with the consent of the Majority Holders in conformance with this paragraph, such amendment or waiver shall be applied in the same manner, effective as to, and binding against the holders of, all of the Notes, if and as applicable, and the Company shall promptly give written notice thereof to the Holder if the Holder has not previously consented to such amendment or waiver in writing; provided that the failure to give such notice shall not affect the validity of such amendment or waiver.

(f) Governing Law. This Note shall be governed by and construed under the laws of the State of Delaware, as applied to agreements among Delaware residents, made and to be performed entirely within the State of Delaware, without giving effect to conflicts of laws principles.

(g) Binding Agreement. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Note, expressed or implied, is intended to confer upon any third party any rights, remedies, obligations or liabilities under or by reason of this Note, except as expressly provided in this Note.

(h) Counterparts; Manner of Delivery. This Note may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(i) Titles and Subtitles. The titles and subtitles used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note.

(j) Notices. All notices and other communications given or made pursuant to this Note shall be in writing (including electronic mail as permitted in this Note) and shall be deemed effectively given upon the earlier of actual receipt, or (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page, or to such e-mail address or address as subsequently modified by written notice given in accordance with this Section 5(j). If notice is given to the Company, a copy (which copy shall not constitute notice) shall also be sent to Cooley LLP, 10265 Science Center Drive San Diego, CA 92121, Attn: Charles Bair, e-mail: cbair@cooley.com. Each party consents (including for purposes of Section 232 of the Delaware General Corporation Law if this Note converts into capital stock of the Company) to the delivery of any notice pursuant to this Note by electronic mail at the e-mail address set forth below on the signature page, as updated from time to time by notice to the other party. To the extent that any notice given by means of electronic mail is returned or undeliverable for any reason, the foregoing consent shall be deemed to have been revoked until a new or corrected e-mail address has been provided, and such attempted electronic notice shall be ineffective and deemed to not have been given. Each party agrees to promptly notify the other party of any change in its e-mail address, and that failure to do so shall not affect the foregoing. The terms of this Section 5(j) shall survive any conversion and/or repayment of this Note.

(k) Expenses. Each of the Company and the Holder shall bear such party’s respective expenses and legal fees incurred with respect to the negotiation, execution and delivery of this Note and the transactions contemplated herein.

(l) Waiver of Conflicts. Each party to this Note acknowledges that Cooley LLP (“Cooley”) has acted as counsel solely to the Company with respect to this Note and the transactions contemplated hereby (together, the “Note Financing”), and has negotiated the terms of the Note Financing solely on behalf of the Company. Cooley may have, in the past, represented and/or may, now or in the future, represent the Holder and/or its affiliates in other matters, including matters that are similar, but not substantially related, to the Note Financing. The applicable rules of professional conduct require that Cooley inform its clients of these representations and obtain their waivers of the conflicts that may arise from such representations. Each of the Company and the Holder hereby (i) acknowledges that such party has been advised about such circumstances and has had an opportunity to ask for additional information, (ii) acknowledges that, with respect to the Note Financing, Cooley has represented solely the Company and no other party, and (iii) gives its informed consent to Cooley’s representation of the Company in the Note Financing and Cooley’s representation of the Holder and/or its affiliates in other matters.

(m) Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to the Holder, upon any breach or default of the Company under this Note shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character by the Holder of any breach or default under this Note, or any waiver by the Holder of any provisions or conditions of this Note, must be in writing and shall be effective only to the extent specifically set forth in writing and that all remedies, either under this Note, or by law or otherwise afforded to the Holder, shall be cumulative and not alternative. This Note shall be void and of no force or effect in the event that the Holder fails to remit the full principal amount to the Company within five calendar days of the date of this Note.

(n) Entire Agreement. This Note constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof, and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein.

(o) Exculpation among Holders. The Holder acknowledges that the Holder is not relying on any person, firm or corporation, other than the Company and its officers and Board members, in making the Holder’s investment or decision to invest in the Company.

(p) Senior Indebtedness. The indebtedness evidenced by this Note is subordinated in right of payment to the prior payment in full of any Senior Indebtedness in existence on the date of this Note or hereafter incurred.

(q) Broker’s Fees. Each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this subsection being untrue.

(r) California Corporate Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS NOTE HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION OR IN THE ABSENCE OF AN EXEMPTION FROM SUCH QUALIFICATION IS UNLAWFUL. PRIOR TO ACCEPTANCE OF SUCH CONSIDERATION BY THE COMPANY, THE RIGHTS OF ALL PARTIES TO THIS NOTE ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED OR AN EXEMPTION FROM SUCH QUALIFICATION BEING AVAILABLE.

[Signature pages follow]

The parties have executed this Convertible Promissory Note as of the date first noted above.

COMPANY:

LATIGO BIOTHERAPEUTICS, INC.

By:
	Name:	Nima Farzan
	Title:	Chief Executive Officer

Address:		1300 Rancho Conejo Blvd., Suite 305
Thousand Oaks, CA 91320

The parties have executed this Convertible Promissory Note as of the date first noted above.

HOLDER (if an entity):

Name of Holder:

By:

Name:
Title:

E-mail:

Address:

HOLDER (if an individual):

Name of Holder:

Signature:

E-mail:

Address:

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EXHIBIT A

SUBSEQUENT CLOSING COMMITMENTS

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